Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information, each dated May 29, 2024, and each included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-277684) of John Hancock Multi Asset Credit Fund (the “Registration Statement”).

We also consent to the use of our report dated May 29, 2024, with respect to the financial statements of John Hancock Multi Asset Credit Fund as of May 20, 2024 and for the period from January 10, 2024 (date of organization) to May 20, 2024, included in the Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Boston, Massachusetts

May 29, 2024